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Exhibit 3.8

ARTICLES OF INCORPORATION

OF

NEW ABC, INC.

        The undersigned incorporator hereby establishes a corporation, subject to the requirements of the laws of the Commonwealth of Virginia, and to that end, I do, by these Articles of Incorporation, set forth as follows:

        1.     The name of the corporation is to be New ABC, Inc.

        2.     The number of shares the corporation is authorized to issue is 5,000 shares of capital common stock.

        3.     The initial registered office of the corporation shall be located in the City of Harrisonburg, Virginia, and the address of such registered office shall be 100 South Mason Street, P. O. Box 809, Harrisonburg, Virginia 22801. The name of the initial registered agent, whose business office is identical with such registered office, shall be John W. Flora, resident of the Commonwealth of Virginia.

        IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of December, 1989.

/s/ JOHN W. FLORA John W. Flora, Incorporator

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  Exhibit 3.8
ARTICLES OF INCORPORATION OF NEW ABC, INC.